Exhibit 10.11

Celtic Asset & Equity Partners Ltd.
9 Cherrywood Park
Tallanstown
Republic of Ireland

Administrative Services Agreement

Ladies and Gentlemen:

This letter agreement by and between Financial Strategies Acquisition Corporation (the “Company”) and Celtic Asset & Equity Partners Ltd. (“Celtic”), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the NYSE Capital Market or Nasdaq (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i)	Celtic shall make available, or cause to be made available, to the Company, at 2626 Cole Avenue, Suite 300, Dallas, Texas 75204 (or any successor location of Celtic), office space and administrative and support services. In exchange, therefor Company shall pay Celtic the sum of $180,000 due on the Listing Date payable in monthly instalments of not less than $15,000 thereafter, and

(ii)	Celtic hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws principles.

Sincerely,	APPROVED AND ACCEPTED
/s/ Alexander V. Schinzing	/s/ Anthony Maurice Porcheron
Alexander V. Schinzing Managing Director Celtic Asset & Equity Partners Ltd.	Anthony Maurice Porcheron CFO Financial Strategies Acquisition Corporation Inc
Date: 12/11/2020	Date: 12/11/2020